Exhibit 10.3

Execution Version

AGREEMENT

THIS AGREEMENT (this “Agreement”) is dated as of August 11, 2021 (the “Effective Date”) by and between Global Nature Investment Holdings Limited, a company incorporated under the laws of the Cayman Islands (“Global Nature”), and Alberton Acquisition Corporation, a British Virgin Islands Company (the “Company”). Global Nature and Company are sometimes referred to collectively as the “Parties”, and each, individually, as a “Party.”

WHEREAS, in October 2019, the Company issued to Global Nature, its registered assignees or successor in interest (the “Payee”) a note (the “GN Note 1”) in the principal amount of $1,148,800 in connection with a non-binding letter of intent to consummate a potential business combination with Global Nature (the “GN LOI”);

WHEREAS, in December 2019, the Company issued another note (the “GN Note 2”) in the principal amount of $500,000 to the Payee;

WHEREAS, both GN Note 1 and GN Note 2 shall be repaid as soon as possible with best efforts but no later than 5 business days after the Company’s initial combination or the expiry of the term of the Company, whichever is earlier;

WHEREAS, the Company has entered into that certain Merger Agreement (as amended, the “Merger Agreement”) dated October 27, 2020 by and among the Company, Alberton Merger Subsidiary Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and SolarMax Technology, Inc., a Nevada corporation (“SolarMax”), pursuant to which SolarMax will merge (the “Merger”) with and into Merger Sub and SolarMax will survive the Merger as a wholly-owned subsidiary of the Company;

WHEREAS, the Merger Agreement provides that the Company will settle its obligations under the promissory notes that were outstanding on September 3, 2020 by delivery of ordinary shares of the Company owned by its sponsor and its affiliate;

WHEREAS, the Company and Global Nature have agreed that 50% of the aggregate principal amount of GN Note 1 and GN Note 2, which is $824,400 (the “Convertible Payable”), shall be converted (the “Conversion”) and issued to Global Nature in the form of ordinary shares (the “Conversion Shares”) of the Company, no par value (“Ordinary Shares”) , subject only to (i) the agreement of SolarMax to the terms of this Agreement and (ii) the closing of the Merger pursuant to the Merger Agreement, as the same shall be amended from time to time, including an amendment consistent with the Company’s obligations under this Agreement;

WHEREAS, the approval of the Merger is to be submitted to the Company’s shareholders for their approval pursuant to a proxy statement/prospectus on a Form S-4 (the “Proxy Statement”) at a special meeting (the “Special Meeting”) of the Company’s shareholders;

WHEREAS, the Board of Directors of the Company deemed that the Conversion is in the best interests of the Company; and

WHEREAS, the Company has authorized sufficient Ordinary Shares for issuance with regards to the Conversion.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Global Nature and the Company agree as follows

1. Conversion and Payment. Upon the request of the Company, the Convertible Payable shall be converted into Ordinary Shares of the Company immediately prior to, but subject to the completion of, upon the closing of the Merger pursuant to the Merger Agreement, at a conversion price which shall be equal to ten (10) times the average trading price of the rights of the Company, the trading symbol for which is “ALACR,” during a period of twenty-five (25) trading days ending on the second trading day prior to mailing of the final Proxy Statement to the Company’s shareholders in connection with the Special Meeting. Immediately prior to the closing of the Merger, the Company shall instruct its transfer agent to issue the Conversion Shares to Global Nature or its designee.

The remaining 50% of the aggregate principal amount of GN Note 1 and GN Note 2, which is $824,400, shall be paid by the Company in cash no later than 5 business days after the closing of the Merger.

2. Registration. The Company shall file a registration statement on Form S-1 which covers the Conversion Shares. The Company will file such registration statement as soon as possible after the Company has filed an amendment to its Proxy Statement which includes SolarMax’s consolidated financial statements for the six months ended June 30, 2021. In the event that the registration statement covering the Conversion Shares has not been declared effective by the Securities and Exchange Commission within fifteen (15) business days after the closing of the Merger (other than as a result of the failure of Global Nature to comply with Section 3 of this Agreement), the Conversion Shares shall be automatically forfeited with no action to be taken by the Company or Global Nature and the Company shall, within ten business days of such forfeiture, pay Convertible Payable in cash.

3. It shall be a condition precedent to the obligations of the Company to complete any registration pursuant Section 3 that Global Nature shall furnish to the Company in a timely manner such information regarding Global Nature, the Conversion Shares and the intended method of disposition as shall be reasonably required to effect and maintain the effectiveness of the registration of the Conversion Shares and Global Nature shall execute such documents in connection with such registration as the Company may reasonably request In furtherance of the foregoing, Global Nature shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily sought of selling security holders.

4. The obligations of Global Nature pursuant to this Agreement are subject (i) to the Company and SolarMax entering into an amendment to the Merger Agreement pursuant to which SolarMax and the Company agree to the terms of this Agreement and (ii) the completion of the Merger. The Company agrees that it will enter into such amendment to the Merger Agreement which includes such a provision and the Company has been advised by SolarMax that it will agree to such a provision.

5. Representations, Warranties and Covenants of the Parties.

(a) Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations, warranties and covenants to Global Nature:

(i) Issuance of Conversion Shares. The Shares to be issued to Global Nature have been duly authorized by all necessary corporate action and the Conversion Shares, when issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and non-assessable.

(ii) Authorization. The Company has full power and authority to enter into this Agreement, and this Agreement, when executed and delivered, will constitute a valid and legally binding and enforceable obligation of the Company, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (whether considered in a proceeding at law or in equity) relating to enforceability.

(b) Representations, Warranties and Covenants of Global Nature. The Company is issuing the Conversion Shares to Global Nature in reliance upon the following representations made by Underwriter:

(i) Global Nature has received all the information it considers necessary or appropriate for deciding whether to acquire the Conversion Shares and each portion thereof. Global Nature has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Merger and each portion thereof and the business, properties, prospects and financial condition of the Company and SolarMax and to obtain additional information necessary to verify the accuracy of any information furnished to Global Nature or to which Global Nature had access.

(ii) Global Nature has full power and authority to enter into this Agreement, and this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of Global Nature, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (whether considered in a proceeding at law or in equity). Global Nature is the sole lawful record and beneficial of the owner of GN Note 1 and GN Note 2 and no person has any right, option or interest in GN Note 1 and GN Note 2, and each of GN Note 1 and GN Note 2 is not subject to any option, security interest, pledge, right of first refusal, spousal right or any other right or encumbrance of any kind and description, and Global Nature is not a party to any agreement or informal understanding with respect to any of the foregoing.

(iii) Global Nature agrees that Global Nature will not engage in any transactions in the stock of the Company (including the successor pursuant to the Merger Agreement) or aid or assist others in engaging in any such transactions while in possession of material non-public information concerning the Company or SolarMax.

6. Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreement executed and to be performed wholly within such State without reference to the choice of laws rules of such state. No legal suit, action or proceeding arising out of or relating to this Agreement, may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts (collectively, the “Specified Courts”). The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any action or proceeding brought in any Specified Court has been brought in an inconvenient forum.

7. This Agreement shall be binding upon each party hereto and its respective successors and assigns.

8. If any term of provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

9. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and written agreements, understandings and letters of intent. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by both Parties with respect to a modification or amendment or the Party granting the waiver with respect to a waiver. No course of conduct or dealing and no trade custom or usage shall modify any provisions of this Agreement.

10. All provisions of this Agreement shall be interpreted according to their fair meaning and shall not be strictly construed against either Party.

11. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute one agreement. An original signature or copy thereof transmitted by facsimile shall constitute an original signature for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

COMPANY

Alberton Acquisition Corporation

By:	/s/ Guan Wang
Name:	Guan Wang
Title:	Chief Executive Officer

GLOBAL NATURE

Global Nature Investment Holdings Limited

By:	/s/ Yong Kai Wong
Name:	Yong Kai Wong
Title:	Director

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